10.2 Agreement with Integrity Capital, Inc.



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To:       Joel Beagelman
From:     Integrity Capital
Re:       Investor Relations Proposal
DOW       November 15,19"

Whereas: iVoice.com ( IVOC ' is seeking services Of AD investor and public relations company to communicate to their current Shareholder base and to locate now shareholders

Whereas, Integrity Capital, Inc,, (Integrity Capital) is an investor and public relations company offering services based on the following contract proposal,

1. U2211: It must be recognized that the achievement Of Boats Can be hindered due to certain market: and external forces acting upon IVOC \ Integrity Capital. Conditions such as inharmonious relations between key personnel or market conditions that are uncontrollable. Integrity Capital will, in a professional and diligent manner, work to deal with these situations as they arise to promote the success of these goals, A: Ulm interest from retail brokers and individual investors by showcasing the merits of IVOC through mass marketing tools,

                  8: Seek and obtain research and media support from brokerage houses and the, media.

                  C. Build a following via the Internet, newsletters, investor groups, and radio interviews. D: Enhance the image of IVOC through creation of news release&, corporate packages, mid creation of high profile Internet structure. Provide professional critique of corporate packets and corporate information and design new corporate material if necessary.

                  E: Build a structure for investors and brokers to receive information and communicate with Integrity capital about IVOC

                  F: Cram back office support programs that manages the current shareholder but.

                  0: Prepare IVOC for institutional following by advising company of share structure, corporate image and other necessary changes at the right time to effectively attract institutional following.

                  H: Assist in the development of relationships with brokerage or investment banking houses for the procurement of additional funding through equity and debt offerings.


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Capital Inc.

                                  Judson Street
L

Lynden Wa 98264

I STRATEGY

Generate brokerage support through telemarketing to firms familiar with Integrity Capital and follow up through various forms of communication to familiarize those firms wit the attractiveness and investment potential of IVOC.

2) Attract newsletter support from newsletter$, present IVOC to them in a fashion that w ill cause them to cover the stock,

3) Attract new investment into the stock of IVOC by creating 4 lead generation campaign using the internet, newsletters, telemarketing and other forms of advertising

4) Write and submit press releases (with assistance and approval from IVOC in a timely and effective manner as to capitalize on the most captive audiences,

5) E-mail programs to entire current database ad to all now leads as generated through our campaign.

6) Manage current shareholder database to keep investors current by answering calls from your call-forwarded toll free telephone line.

7) Enhance the market of IVOC by issuing investment opinions about IVOC to international news services.

8) Build the market of IVOC and restructure it If necessary to become Attractive institutions


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and large shareholders.

Ill, PROGRAM TOOLS

Mailing Packet: Rework to communicate more effectively and appeal to institutions and The media.


Newsletters: Contact 1200 newsletters by the and of the first quarter, who would be most interested in following the stock . Write articles for them reprint and publish. Generate a, significant media kit for them to pull from. Network to locate research which will aid it the development of a so".


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                                       Wa.

News releases- Integrity Capital will fix, mail and e-mail to Investors each of IVOC's news releases which will also be posted on our web sits* and placed in the corporate packet. IVOC is responsible fbr listing on the wire services. Integrity Capital will submit news releases to Wire Services if your PR/BW account number is provided to its. Integrity capital will write or assist in writing and editing all news releases, with approval from IVOC. Integrity Capital's telephones number will be 'listed on these news releases so that the information flow is positioned exactly as it should be,

Advertising: Advertise in major financial publications such as The Wall St. Journal, Barons Bull and Bear and Investors Business Daily. Integrity Capital will create, copy, and edit all ads, IVOC will have the final approval All leads will come through Integrity's 800# for prmewng. The choice of advertising media shall be tip to Integrity Capital a to what wirework best for the program. Costs associated with advertising are cot cowed by the contract fees.


Internet: Integrity will place IVOC information on its web site and affiliate web sites. Create Chat

                  Line fbr the investors in popular chat rooms with links to any existing sire. Initial updates will be completed by the end of The first month, The Web site will be enhanced to be more attractive to institutions and Investors.

                  Media: Editors sod column writers will be contacted to be& coverage of the company in their newspapers. Any coverage will be added to the corporate packet and Internet. This we will require a media kit and an information flow that will be in place.

Telemarketing: A call forwarded tall free line will capture incoming calls, We will also contact our current database of followers to produce interest Continued coverage oil die telephones will insure communication lines are open to the investment community. Conference calls will be arranged with shareholders, large brokers, and investors to facilitate larger buy tickets when events warrant, such as quarterly earnings, etc.

Research: Integrity Capital will create 4-page research report, to send to investors and the media,

                  The report will be included in all packets sent to Investors. Updates shall be made quarterly unless major events or fundamentals change.


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Integrity Capital, Inc.

                                60J Judson Street

Lynden Wa. 982,64P


IV. FEE STRUCTURE

Cash payments are to be made in advance. monthly, Integrity Capital will provide a specific plan for each month. The proposed plan is open for discussion for five working days after initial tax, Once an agreed upon program is reached, a signature oil the plan from the Signing authority at the company will activate the next months' program, Stock will be issued and cash payments made in advance, monthly'.

IVOC would agree to pay according to the following schedule (Asper Exhibit A)

Tow Cost: 3 55M cub on a monthly basis for a minimum of three (3) months. Integrity Capital requests stock and or options to be agreed upon a later date. This contract will continue on a Mont to month basis after the three month period is complete as per mutual agreement of both parties.

All external expenses including telephone, printing and postage will be billed directly to IVOC. No further costs except as Set forth in this Article TV, IVOC shall have no additional obligation to make any payments to Integrity Capital or to assume any costs for any efforts by Integrity Capital hereunder. IVOC. No further costs except as Identified by this contract will be billed to IVOC. without prior approval,

V. ARBITRATION

joint Management: It is understood that IVOC and Integrity Capital shall administer this contract so no disputes arise in the course of its fulfillment. Integrity Capital is being incited to work as diligently as possible to provide the necessary outcomes. Except for illegal activity, this contract will continue as written for the full term.

Market Forces: It is the nature, of this business that forces acting on the markets of companies, which are outside of Integrity Capitals control May hinder the effectiveness of the campaign. Integrity Capita! is not responsible for price level of the Stock at any time. it is understood that the volume of the stock shall wax and wane as now investors come into play and older ones leave. Therefore, cancellation of this contract cannot be due to the price of the stock, or the volume of the issue or forces, which Integrity Capital does not control.

Cancellation., This agreement may not be canceled except for cause for a period of one year from the date here of. Cause includes failure to Perform any or the obligations by this agreement, or the violation of the laws of any federal, state or local jurisdiction applying to the issuance or sale of securities such as the prohibition against the solicitation of a potential purchaser of IVOC stock except by a broker/dealer properly holding all required My issued licenses required by all applicable federal and state law.

The contract. in order to be effective, must go full tem. However, disputes do arise and Integrity Capital wishes to avoid any interruptions of service while this contract is in progress. Any disputes arising under this contract and or transactions contemplated hereby will be resolved before the American Arbitration Association in the city, county and State of Whatcom County, Washington, in accordance with the commercial arbitration rules then in effect. While the dispute resolution is progressing payment according to the schedule "I be made to keep the continuity of the program,


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Inc.

                             Lqnaen . WXL 'qg') 6-P


This agreement constitutes the full and complete agreement between the parties, and any prior agreements, statements, promises Or representations of any type Whatsoever, whether oral or written, are merged herein and superseded by this agreement, Ibis Agreement may not be modified or changed in any way except in writing, signed by both IVOC ad Integrity Capital.


By signature affixed below, the parties, separately and together, agree to the terms specified heroin, Integrity Capital, Inc. to provide mid services as outlined herein is sections 1, 11, 111 and IVOC to provide payment of such services As outlined in section V. Both parties agree to arbitration of any disputes to arrive at a continued relationship as set forth in section Vt. Signature will enact the relationship and set forth the parameters of said relationship and an invoice 'Nil] be forthcoming. facsimile copies of contracts and invoices are sufficient to enact. Hard copies wilt be delivered no later than 3 0 days Into the contract period for both parties.


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